Exhibit 10.2

SEPARATION & RELEASE AGREEMENT

This Separation & Release Agreement (“Separation Agreement” or “Agreement”) is entered into by and between Mark K. Oki (“you”) and Aytu BioPharma, Inc., and its predecessors, successors, assigns, parents, affiliates, subsidiaries, and related companies (collectively “the Company”).

WHEREAS, your employment with the Company will terminate effective as of the close of business on December 1, 2024; and

WHEREAS, you and the Company want to fully and finally settle all issues, differences, and claims, whether potential or actual, between you and the Company, including, but not limited to, any claims that might arise out of your employment with the Company or the termination of your employment with the Company.

NOW, THEREFORE, in consideration of the mutual promises contained in this Separation Agreement, you and the Company agree as follows:

1.         TERMINATION OF EMPLOYMENT. You agree and acknowledge that your employment with the Company terminated at the close of business on December 1, 2024 (the “Termination Date”). You will be paid your regular salary through the Termination Date. Except as provided in this Separation Agreement, all privileges of employment will end as of the Termination Date. Please note that you may not sign this Agreement until on or after your Termination Date.

Upon your receipt of your final paycheck, which includes payment for employment through your Termination Date, you will have received all wages owed to you by virtue of your employment with the Company or the termination thereof.

Upon your receipt of Forty Nine Thousand Three Hundred Twenty Dollars ($49,320.00), less applicable deductions and withholdings, from the Company for your accrued but unused personal time off as of your Termination Date, you will have received all vacation benefits owed to you by virtue of your employment with the Company or the termination thereof and in accordance with Company policy and applicable law.

If you are currently participating in any Company group health insurance plans, information regarding your right to elect COBRA coverage will be sent to you via separate letter.

You specifically acknowledge and agree that you are not eligible for any other payments or benefits by virtue of your employment with the Company or the termination thereof except for those expressly described in this Agreement.

2.         CONSIDERATION. In consideration of your promises and obligations under this Separation Agreement — subject to the terms and conditions of this Separation Agreement, including the release of claims set forth in Section 3 below — the Company will provide you with the following compensation, provided that you timely sign and do not revoke this Separation Agreement:

(a)         Separation Payment. Consistent with the Amended and Re-stated Employment Agreement dated February 13, 2023 (the “Employment Agreement”), the Company will pay Four Hundred Ninety-Nine Thousand Five Hundred Ninety Dollars, $499,590.00, less applicable deductions and withholdings for state and federal taxes (the “Separation Payment”) payable over twelve months in twelve equal installments. The Separation Payments are comprised of $427,450.00 representing your annual base salary and $72,140.00 representing your pro-rated annual bonus at the 40% target of your annual base salary. The Separation Payments will begin on the first payroll date that begins 30 days after your Termination Date, provided you have timely signed and have not revoked this Separation Agreement as described below, and provided the Company has received all Company property from you, as set forth in Section 8. In the event the revocation period set forth in Section 5 has not yet expired within thirty (30) days after your Termination Date, you will be paid within thirty (30) days after the expiration of the revocation period set forth in Section 5, provided you have timely signed the Agreement and the Company has received all Company property from you, as set forth in Section 8.

(b)         Continued COBRA Coverage. Provided that you timely elect COBRA coverage after the Termination Date, the Company shall pay the monthly employer COBRA premiums for the same level of group health coverage as in effect on the Termination Date for the twelve (12) month period (“COBRA Coverage Period”) following the Termination Date, provided (i) that you sign this Agreement and do not revoke it; (ii) that you do not become eligible for group health coverage through other employment during the COBRA Coverage Period; and (iii) you remain eligible for COBRA health care coverage throughout the COBRA Coverage Period. The Company retains the right to terminate such payment of COBRA premiums on your behalf and instead pay you a lump sum amount equal to the COBRA premium times the number of months remaining in the specified period if the Company determines in its discretion that continued payment of the COBRA premiums is or may be discriminatory under Section 105(h) of the Internal Revenue Code. Notwithstanding the foregoing, for the period from December 1, 2025 through November 30, 2025, the Company’s subsidy will equal 100% of the COBRA premium to the extent required by the American Rescue Plan Act.

(c)         Accelerated Vesting. Notwithstanding anything to the contrary in the applicable stock-based award agreement, and provided you sign and do not revoke this Separation Agreement, all vested stock options shall remain exercisable from the Termination Date until the expiration date of the applicable award, and all options which are unvested as of the Termination Date shall be accelerated as of the date immediately following the expiration of the seven (7) day revocation period, as set forth in Section 4, and shall be deemed vested and immediately exercisable by you. Further, any issued restricted stock will immediately vest following the expiration of the seven (7) day revocation period as set forth in Section 4, provided that you sign this Agreement and do not revoke it.  As of the Separation Date, the amount of stock options that will remain exercisable at a strike price of $1.73 is 13,000 and the amount of restricted shares that will vest immediately following the expiration of the seven (7) day revocation period is 417.

You agree and acknowledge that the above Separation Payment, Continued COBRA Coverage, and Accelerated Vesting (collectively, “Consideration Payments”) are not otherwise owed to you absent your execution of this Separation Agreement.

3.         RELEASE OF CLAIMS. You and the Company intend to settle any and all claims that you have or may have against the Company, including, but not limited to, any claims related to the Company’s hiring you, your employment with the Company, and the termination of your employment with the Company. You agree that, in exchange for the Company’s promises in this Separation Agreement, and in exchange for the consideration paid to you by the Company described above in Section 2, you, on behalf of your heirs, successors and assigns, hereby release and discharge the Company, as well as its officers, managers, members, insurers, agents and employees (the “Released Parties”) from all liability for damages and from all claims—whether known or unknown—that you may have against the Released Parties occurring through the date you sign this Separation Agreement. Your release of claims is intended to extend to and includes, among other things, claims of any kind arising under or based upon the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act; the Worker Adjustment and Retraining Notification Act; Title VII of the Civil Rights Act of 1964; the Americans with Disabilities Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act; the Equal Pay Act; the Occupational Safety and Health Act; the Families First Coronavirus Response Act; Colorado Anti-Discrimination Act; Colorado Lawful Off-Duty Activities statute; Colorado Wage Equality Regardless of Sex Act; and any other federal, state, or local law, rule, or regulation prohibiting employment discrimination or otherwise relating to employment; and any claims based upon any other theory, whether legal or equitable, arising from or related to any matter or fact arising out of the events giving rise to this Separation Agreement occurring through the date you sign this Separation Agreement.

You also agree and understand that you are giving up any and all other claims — known or unknown — whether grounded in contract or tort theories, including but not limited to: wrongful discharge; breach of contract; tortious interference with contractual relations; claims for unpaid compensation; claims for punitive damages or attorneys’ fees; promissory estoppel; detrimental reliance; breach of the implied covenant of good faith and fair dealing; breach of express or implied promise; breach of manuals or other policies; breach of fiduciary duty; assault; battery; fraud; false imprisonment; invasion of privacy; intentional or negligent misrepresentation; defamation, including libel, slander, discharge defamation and self-publication defamation; discharge in violation of public policy; whistleblower; intentional or negligent infliction of emotional distress; or any other theory, whether legal or equitable.

You understand that nothing contained in this Separation Agreement, including, but not limited to, this Section 3, will be interpreted to prevent you from filing a charge with the Equal Employment Opportunity Commission (“EEOC”), the Occupational Safety and Health Administration (“OSHA”), the National Labor Relations Board (“NLRB”) or other local civil rights enforcement agency, or from participating in or cooperating with an EEOC or other such agency investigation or proceeding. Furthermore, you understand that under the U.S. Defend Trade Secrets Act of 2016, you will not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that is made in confidence to government officials, either directly or indirectly, or to an attorney, in each case solely for the purpose of reporting or investigating a suspected violation of law, or in a complaint or other document filed in a lawsuit or other proceeding, provided such filing is made under seal. Nothing in this Separation Agreement shall prohibit or restrict you from cooperating and/or testifying fully and truthfully in any action, proceeding (actual or threatened), or regulatory matter before any tribunal, governmental agency, or regulatory body or from initiating communications directly with, responding to any inquiry from, or providing testimony before, the SEC, FINRA, any state or federal regulatory authority, or any other self-regulatory organization regarding any matter. You agree, however, to waive the right to receive future monetary recovery directly from the Released Parties, including payments that result from any complaints or charges that you file with any governmental agency or that are filed on your behalf. This Separation Agreement does not limit your right to receive an award for information provided to any government agencies.

Notwithstanding any provision of this Separation Agreement to the contrary, by execution of this Separation Agreement, you are not releasing (i) any claims or rights you may have to the Consideration Payments; (ii) any rights you may have to vested retirement benefits; or (iii) any claims that cannot be waived by law.

4.         RIGHT TO REVOKE. You are hereby informed of your right to revoke your release of claims, insofar as it extends to potential claims under the Age Discrimination in Employment Act, by informing the Company of your intent to do so within seven (7) calendar days following your signing of this Separation Agreement. You understand that any such revocation must be made in writing and delivered by hand or by certified mail, return receipt requested, postmarked on or before the last day within the applicable revocation period to:

Jaime Ventura
7900 East Union Avenue
Suite 920
Denver, CO 80237

If you exercise your right to revoke any portion of your release of claims, the Company may, at its option, either nullify this Separation Agreement in its entirety, or keep it in effect in all respects other than as to that portion of your release of claims that you have revoked. You agree and understand that if the Company chooses to nullify the Separation Agreement in its entirety, the Company will have no obligations under this Separation Agreement.

5.         TIME TO ACCEPT. You will have twenty-one (21) days from December 1, 2024, the date on which you received this Separation Agreement, to consider whether to sign it. You may, however, sign this Separation Agreement sooner, if you voluntarily choose to do so, but in no event may this Separation Agreement be signed before your Termination Date. Changes to this Separation Agreement, whether material or immaterial, will not restart the twenty-one (21) day consideration period. During this time, the Company advises you to consult with an attorney of your choice. To receive the consideration described in Section 2, you must sign this Separation Agreement and return the signed original by close of business on December 22, 2024 to:

Jake Siciliano
7900 East Union Avenue, Suite 920
Denver, CO 80237 USA.

6.         NO RECOGNITION OF WRONGDOING. The signing of the Separation Agreement and payment of the consideration described in it do not represent any admission of wrongdoing or violation of any statute, agreement, or common law by the Company.

7.         NON-DISPARAGEMENT AND CONTINUING OBLIGATIONS. You agree that, except in the context of an EEOC or other government agency investigation or proceeding, in compelled sworn testimony, or as otherwise required by law, you will not make critical, disparaging or defamatory comments in any respect regarding the Company or its predecessors, successors, assigns, parents, affiliates, subsidiaries, and related companies, and/or their officers, directors, shareholders, agents, employees, and insurers; nor will you make any comments concerning the conduct or events which precipitated the termination of your employment. You further agree that all post-employment confidentiality, non-competition, and/or non-solicitation restrictions contained in any prior agreements you entered into with the Company are ongoing and will continue in full force and effect after the termination of your employment regardless of whether you elect to sign this Separation Agreement, including continuing obligations contained in your Employment Agreement.

8.         RETURN OF PROPERTY. You acknowledge and affirm that you have returned and do not retain in any form or format, all Company documents, data, and other property in your possession or control. Company “documents, data, and other property” includes, without limitation, any computers, tablets, fax machines, cell phones, access cards, keys, reports, manuals, records, product samples, inventory, correspondence and/or other documents or materials related to the Company’s business that you have compiled, generated or received while working for the Company, including all copies, samples, computer data, disks, or records of such material. After returning these documents, data, and other property you have permanently deleted from any electronic media in your possession, custody, or control (such as computers, cell phones, hand-held devices, back-up devices, zip drives, PDAs, etc.), or to which you have access (such as remote e-mail exchange servers, back-up servers, off-site storage, etc.), all documents or electronically stored images of the Company, including writings, drawings, graphs, charts, sound recordings, images, and other data or data compilations stored in any medium from which such information can be obtained.

Furthermore, you agree to promptly provide the Company with a list of any documents that you created or are otherwise aware to be password protected and the password(s) necessary to access such password protected documents.

The Company’s obligations under this Separation Agreement are contingent upon you returning all Company documents, data, and other property as set forth above.

9.         EMPLOYEE ACKOWLEDGMENTS, REPRESENTATIONS, AND WARRANTIES. You represent and warrant that you have received any and all wages, accrued vacation pay, and/or commissions for work performed (including any overtime compensation) and any and all FMLA leave to which you may have been entitled. You, on your own behalf and on behalf of your agents, representatives, successors or assigns, further acknowledge, certify, and agree that the Consideration Payments set forth herein constitute consideration above and beyond any and all payment due and owing to you for any and all purported wages or other compensation owed in connection with your employment with the Company or with the separation thereof. You further represent and warrant that you are not aware of any facts or circumstances that might justify a claim against the released parties for any violation of the Family and Medical Leave Act (“FMLA”), the Fair Labor Standards Act (“FLSA”), the Families First Coronavirus Response Act (“FFCRA”) or comparable state statutes. You further acknowledge and warrant that you do not have any workplace injuries for which you intend to file a workers’ compensation claim against the Company or any Released Party.

10.         COOPERATION.  For a period of three (3) months, or longer if deemed necessary by the Company in its sole discretion, following the Termination Date, you agree to be reasonably available and cooperate with the Company and its counsel in connection with any reasonable requests for assistance regarding matters relating to your employment with the Company.  You understand and agree that such cooperation includes, but is not limited to, reasonably making yourself available to the Company and/or its counsel to answer questions and provide information regarding your employment with the Company, as well as Company processes, employees, operations, and past practices.

You further agree to be available to and cooperate with the Company and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter, occurring during your employment, in which you were involved or of which you have knowledge.  You understand and agree that such cooperation includes, but is not limited to, reasonably making yourself available to the Company and/or its counsel upon reasonable notice for interviews and factual investigations; appearing, at the Company’s sole expense, to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company or its counsel pertinent information; and turning over all relevant documents which are or may come into your possession, at the Company’s sole expense.  You agree that, in the event you are subpoenaed by any person or entity to give testimony (in a deposition, court proceeding or otherwise) which in any way relates to your employment with the Company, you will give prompt notice of such request to Aytu BioPharma, Inc., Attn: Joshua Disbrow, 7900 East Union Avenue, Suite 920, Denver, CO USA 80237, or via email to josh.disbrow@aytubio.com, and will make no disclosure until the Company has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.  Notwithstanding the foregoing, nothing in this paragraph or in this Agreement shall prohibit or restrict you from cooperating and/or testifying fully and truthfully in any action, proceeding (actual or threatened), or regulatory matter before any tribunal, governmental agency, or regulatory body or from initiating communications directly with, responding to any inquiry from, or providing testimony before, the SEC, FINRA, any state or federal regulatory authority, or any other self-regulatory organization regarding any matter.  This Agreement does not limit your right to receive an award for information provided to any government agencies.

11.         COMPLIANCE WITH SECTION 409A OF THE INTERNAL REVENUE CODE. If any compensation or benefits provided by this Agreement may result in the application of section 409A of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), the Company shall, in consultation with you, modify the Agreement in the least restrictive manner necessary in order to exclude such compensation from the definition of “deferred compensation” within the meaning of such Section 409A of the Internal Revenue Code or in order to comply with the provisions of Section 409A of the Internal Revenue Code, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and without any diminution in the value of the payments to Employee. Any payments that qualify for the “short-term” deferral exception under Treasury Regulations Section 1.409A-1(b)(4), the “separation pay” exception under Treasury Regulations Section 1.409A-1(b)(9)(iii) or any other exception under Section 409A of the Internal Revenue Code will be paid under the applicable exceptions to the greatest extent possible. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Internal Revenue Code. Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Internal Revenue Code, you are considered a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code, and if any payment that you become entitled to under this Agreement is considered deferred compensation subject to interest, penalties and additional tax imposed pursuant to Section 409A of the Internal Revenue Code as a result of the application of Section 409A(a)(2)(B)(i) of the Internal Revenue Code, then no such payment shall be payable prior to the date that is the earlier of (i) six months and one day after your separation from service or (ii) your death. In no event shall the Termination Date of your employment be deemed to occur until you experience a “separation from service” within the meaning of Section 409A of the Internal Revenue Code, and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the Termination Date. All reimbursements provided under this Agreement shall be provided in accordance with the requirements of Section 409A of the Internal Revenue Code, including, where applicable, the requirement that (a) the amount of expenses eligible for reimbursement during one calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year; (b) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the calendar year in which the expense is incurred; and (c) the right to any reimbursement will not be subject to liquidation or exchange for another benefit. If any payment that you become entitled to under this Agreement is considered deferred compensation subject to interest, penalties, and additional tax imposed pursuant to Section 409A of the Internal Revenue Code, you understand and agree that you shall be responsible for any and all such interest, penalties and additional tax.

12.          CONTROLLING LAW. This Separation Agreement shall be governed by and interpreted in accordance with the laws of the State of Colorado, without regard to the State’s conflicts laws.

13.         VENUE. The parties agree that any and all legal actions or proceedings brought to interpret or enforce this Separation Agreement, or in any other way arising out of or in relation to this Separation Agreement, shall be brought exclusively in the state or federal courts in Colorado and hereby consent to the jurisdiction of such courts for any such action and further waive any objection to the convenience of the forum or venue.

14.         ASSIGNABILITY. You understand and agree that this Separation Agreement is personal to you. The duties, rights, and obligations set forth herein may not be delegated or assigned by you to any other person without prior written consent of the Company. The Company’s rights and obligations hereunder may be assigned to any successor following a sale of the Company, the Company’s assets, or any other transaction involving a change in control.

15.         WAIVER. Either party’s failure to exercise, or delay in exercising, any right, power, or privilege under this Separation Agreement shall not operate as a waiver; nor shall any single or partial exercise of any right, power, or privilege under this Separation Agreement preclude any other or further exercise of such right, power, or privilege.

16.         ENTIRE AGREEMENT. This Separation Agreement, including all exhibits referenced herein, contains all understandings and agreements between you and the Company with respect to the subject matter of this Separation Agreement. Any change or addition to this Separation Agreement must be in writing and signed by you and the Company.

17.         EQUITABLE MODIFICATION/SEVERABILITY. If any portion of this Agreement is held invalid by operation of law, it shall be modified to the extent required to render it enforceable. If modification is not permitted by law, the invalid provision shall be struck and the remaining terms of this Agreement shall not be affected, provided, however, that if the releases in Section 3 of this Agreement are held invalid, the Company shall have the right to seek rescission of this Agreement.

You agree that no promise or inducement has been offered except as set forth in this Separation Agreement, and that you are signing this Separation Agreement without reliance upon any statement or representation by the Company or any representative or agent of the Company except as set forth in this Separation Agreement.

YOU AGREE AND ACKNOWLEDGE THAT YOU HAVE BEEN PROVIDED WITH A REASONABLE AND SUFFICIENT PERIOD OF TWENTY-ONE (21) DAYS WITHIN WHICH TO CONSIDER WHETHER OR NOT TO ACCEPT THIS SEPARATION AGREEMENT, AND WE ADVISE YOU IN WRITING OF YOUR RIGHT TO CONSULT WITH AN ATTORNEY FOR ADVICE IN CONNECTION WITH THIS SEPARATION AGREEMENT PRIOR TO SIGNING THE SEPARATION AGREEMENT. YOU ACKNOWLEDGE AND AGREE THAT YOU HAVE ENTERED INTO THIS SEPARATION AGREEMENT FREELY AND VOLUNTARILY.

PLEASE READ CAREFULLY BEFORE SIGNING. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

[Signature Page to Follow.]

IN WITNESS WHEREOF, the parties have executed this Separation Agreement by their signatures below.

AYTU BIOPHARMA, INC.
Dated:	December 1, 2024

		By	/s/ Joshua R. Disbrow
		Its	Chief Executive Officer

Dated:	December 1, 2024	/s/ Mark K. Oki
Mark K. Oki

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